Exhibit 99.1

PSB HOLDINGS, INC. ANNOUNCES

JUNE 2013 QUARTERLY EARNINGS OF $.95 PER SHARE

ON NET INCOME OF $1.6 MILLION

Wausau, WI. – July 25, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) reported June 2013 quarterly earnings of $.95 per share on net income of $1,561,000 compared to earnings of $1.15 per share on net income of $1,918,000 during the June 2012 quarter. The prior year June 2012 quarter included special income and expense associated with PSB’s purchase of Marathon State Bank. Excluding special Marathon purchase related items for June 2012, earnings during June 2013 increased 7% per share compared to adjusted June 2012 quarterly earnings of $.89 per share on net income of $1,478,000. The June 2013 quarter benefited from an $119,000 increase in residential mortgage banking income ($72,000 after income taxes) which included an increase in the fair value of related mortgage servicing rights due to an increase in market interest rates.

Year to date, PSB earned $1.92 per share on net income of $3,170,000 during the six months ended June 30, 2013 compared to $1.86 per share on net income of $3,098,000 during 2012. Excluding special Marathon purchase related items for both year to date periods, earnings would have been $1.87 per share on net income of $3,097,000 during 2013 compared to $1.66 per share on net income of $2,775,000 during 2012, an increase of 13% per share.

Peter W. Knitt, President and CEO of PSB noted, “Year to date income growth has been driven by asset growth, including assets acquired with the June 2012 Marathon purchase. Average total assets were $689 million during the six months ended June 2013 compared to average assets of $624 million during 2012, up 10%. Loan growth has been strong in a competitive banking market during the past six months, up $28 million, or 6%, since December 31, 2012, compared to an increase of $7 million during the six months ended June 2012 if purchased Marathon loans are excluded. Net interest income increased $822,000, or 8%, during the six months ended June 2013 compared to 2012. Higher net interest income, net of a $350,000 increase in provision for loan losses associated with new loan growth, along with higher mortgage banking income, were the primary drivers of increased 2013 net income year to date. However, expected lower mortgage refinance income and lower net interest margin could make income growth challenging during the remainder of 2013 if loan growth moderates.”

Financial Highlights

❖	The semi-annual cash dividend of $.39 per share to be paid July 31, 2013 represents an 8% increase over the dividend paid last year and continues a 49 year tradition of cash dividends, including 20 consecutive years of increased dividends declared per share.

❖	Tangible net book value rose 8% to $34.04 per share compared to June 30, 2012, continuing an 8% cumulative annual growth rate in tangible net book value during the three years ending December 31, 2012. Return on average equity was 10.94% during the June 2013 quarter compared to 11.25% (excluding special Marathon purchase items) during the June 2012 quarter.

❖	Nonperforming assets continued to trend lower reaching $11.1 million at June 30, 2013 compared to $12.5 million at December 31, 2012 and $17.4 million at June 30, 2012, down 36% during the last year. June 30, 2013 nonperforming assets were 1.59% of total assets compared to 1.75% at December 31, 2012 and 2.45% at June 30, 2012.

❖	Strong earnings continue to provide capital for continued growth as average quarterly June 2013 stockholders’ equity was 8.31% of assets, compared to 8.26% of assets in June 2012 when Marathon was purchased.

Balance Sheet Changes

Total assets were $694.0 million at June 30, 2013 compared to $712.0 million at December 31, 2012, down $18.0 million, or 2.5%. During the six months ended June 30, 2013, cash and cash equivalents and investment securities declined $43.5 million to fund $10.8 million in commercial related loan growth, $16.8 million in residential real estate loan growth, and a $17.7 million decline in local deposits not replaced by the $22.1 million increase in wholesale deposits and FHLB advances. Residential mortgage loans increased from a temporary program to retain 15 year fixed rate fully amortizing mortgages normally sold to the secondary market on the balance sheet to support net interest income growth. During the September 2013 quarter, PSB expects to fund future loan and asset growth primarily from additional wholesale funding. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $140.2 million (20.2% of total assets) at June 30, 2013 compared to $118.1 million of assets (16.6% of total assets) at December 31, 2012.

Total assets at June 30, 2013 also declined $15.1 million (2.1%) since June 30, 2012 after Marathon was acquired. During the past 12 months, local certificates of deposit at Marathon have declined $11.4 million, or 26% of the Marathon portfolio, as PSB sought to lower deposit costs. During the same period, Marathon non-maturity deposits declined $2.5 million, or 4% of the Marathon portfolio, within the range PSB expected for non-maturity deposit run-off following the acquisition.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB recorded a $352,000 provision for loan losses during the June 2013 quarter compared to $165,000 recorded in June 2012. PSB also recorded a $675,000 provision for loan losses for the six months ended June 30, 2013 compared to $325,000 during the six months ended June 30, 2012. Despite lower levels of nonperforming assets at June 30, 2013 compared to December 31, 2012, the 2013 provision increased to fund reserves associated with increased net loan growth. Loss on foreclosed assets (net of sales gains) was $144,000 during the June 2013 quarter (including a $149,000 partial write-down to fair value on foreclosed assets), compared to $4,000 in June 2012. Net loss on foreclosed assets was $150,000 during the six months ended June 30, 2013 compared to $237,000 during 2012, which included partial write-downs of $149,000 and 205,000 during 2013 and 2012, respectively. Taken together, June 2013 quarterly credit costs were $496,000 compared to $169,000 during the June 2012 quarter, an increase of $327,000, or 193%. Total credit costs were $825,000 in the six months ended June 30, 2013 compared to $562,000 in 2012, an increase of $263,000, or 47%. Assuming the current trend in lower nonperforming assets, PSB expects total credit costs in the coming quarter to be similar to quarterly levels seen so far during 2013. Average quarterly credit costs were $340,000 during the year ended December 31, 2012, and any reduction in 2013 credit costs is not expected to be a significant driver of increased 2013 earnings as it was during 2012.

Total nonperforming assets decreased $1,404,000, or 11%, since December 31, 2012, and decreased $6,310,000, or 36%, since June 30, 2012. Since June 30, 2012, the improvement in nonperforming assets was due to a $4,168,000 reduction in accruing restructured loans repaid on certain borrowers’ sale of collateral, and a $1,287,000 reduction in foreclosed assets from sale of PSB’s largest foreclosed property during the December 2012 quarter. At June 30, 2013, the allowance for loan losses was $7,640,000, or 1.49% of total loans (79% of nonperforming loans), compared to $7,431,000, or 1.53% of total loans (70% of nonperforming loans) at December 31, 2012, and $7,648,000, or 1.61% of total loans (55% of nonperforming loans) at June 30, 2012.

Net charge-offs of loan principal were $146,000 and $466,000 during the quarter and six months ended June 30, 2013, respectively. Net charge-offs were $272,000 and $618,000 during the quarter and six months ended June 30, 2012, respectively. Quarter over quarter annualized net loan charge-offs declined slightly and were 0.12% during the June 2013 quarter compared to .24% during the June 2012 quarter. During the six months ended June 30, net loan charges off were .19% and .28% during 2013 and 2012, respectively.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31
(dollars in thousands)	2013	2012	2012

Nonaccrual loans (excluding restructured loans)	$5,504	$5,760	$6,491
Nonaccrual restructured loans	1,503	2,347	1,224
Restructured loans not on nonaccrual	2,707	5,861	2,965
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	9,714	13,968	10,680
Nonaccrual trust preferred investment security	—	750	—
Foreclosed assets	1,336	2,642	1,774

Total nonperforming assets	$11,050	$17,360	$12,454

Nonperforming loans as a % of gross loans	1.89%	2.95%	2.20%
Total nonperforming assets as a % of total assets	1.59%	2.45%	1.75%
Allowance for loan losses as a % of nonperforming loans	78.65%	54.75%	69.58%

All nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship included two relationships at both June 30, 2013 and December 31, 2012, totaling $1,417,000 and $1,416,000, respectively. No new large problem credits were identified during the June 2013 quarter. Specific reserves maintained on these large problem loans were $488,000 at June 30, 2013 and $269,000 at December 31, 2012. Specific reserves maintained on the one of the large problem credits increased $221,000 during the June 2013 quarter after obtaining an new lower value collateral appraisal. Provision for loan losses for this higher specific reserve was offset by a separate .10% reduction in inherent loss estimates applied to portfolio wide performing loans due to several factors including lower nonperforming loans, improved consumer sentiments, and improving local and national economic conditions. This change in inherent loss estimates reduced reserve needs by approximately $475,000.

Capital and Liquidity

During the six months ended June 30, 2013, stockholders’ equity increased $1,775,000 primarily from $3,170,000 of net income less $645,000 of dividends declared and $269,000 used to repurchase 10,030 shares of treasury stock on the open market at an average price of $26.78 per share. During the six months ended June 30, 2012, 200 shares of common stock were repurchased at an average price of $23.25 per share. Equity during the six months ended June 30, 2013 also declined $713,000 from a reduction in unrealized gains on securities as national interest rates increased during the quarter in response to expected actions by the Board of Governors of the Federal Reserve as national economic conditions improve.

On February 1, 2013, PSB refinanced $7 million of 8% senior subordinated notes with $1 million of cash and $6 million in proceeds from issuance of new debt. The new debt includes $4 million of privately placed senior subordinated notes carrying a 3.75% fixed interest rate with interest only payments, due in 2018, and $2 million in a fully amortizing term note with a correspondent bank carrying a floating rate of interest and maturing in 2015. Although the previous 8% notes qualified as Tier 2 regulatory capital, the new $6 million in notes do not qualify as Tier 2 regulatory capital. The refinancing reduced June 2013 quarterly interest expense by $88,000 compared to the June 2012 quarter, and contributed to increased quarterly net income from continuing operations in 2013 compared to the prior year.

Net book value increased to $34.04 per share at June 30, 2013, compared to $31.64 per share at June 30, 2012, an increase of 7.6%. PSB’s equity to assets ratio increased to 8.10% at June 30, 2013 compared to 7.65% at December 31, 2012 due to increased retained earnings and a 2.5% reduction in assets during the past six months. However, the equity to assets ratio continues to be less than 8.49% at March 31, 2012 prior to the purchase of Marathon in the June 2012 quarter using existing cash on hand without the issuance of new common stock. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at June 30, 2013.

In July 2013, the banking regulatory agencies finalized new regulatory rules applicable to all banks, often referred to as the “Basel III” capital requirements. The new rules expand the number of capital measurements and the new minimums over which a bank may pay dividends, certain executive compensation, or be considered adequately capitalized. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. The new rules begin to be effective during the March 2015 quarter, with an extended implementation period for certain measures. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At June 30, 2013, unused and available wholesale funding was approximately $252 million, or 36% of total assets, compared to $273 million, or 38% of total assets at December 31, 2012. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 29% and 26% of unused and available liquidity at June 30, 2013, and December 31, 2012, respectively.

Net Interest Margin

Tax adjusted net interest income totaled $5,560,000 (on net margin of 3.41%) during the June 30, 2013 quarter compared to $5,446,000 (3.37%) in the March 2013 quarter and $5,086,000 (3.42%) in the June 2012 quarter. Tax adjusted net income increased $474,000 (9.3%) and $923,000 (9.2%) during the three and six months ended June 30, 2013, respectively, compared to the prior year periods due to growth in loans and other earning assets. Year to date, net margin was 3.39% during the six months ended June 30, 2013 compared to 3.46% during the same period during 2012. During this period, net interest income would have increased $1,462,000 from earning asset growth but was reduced $539,000 due to lower net margin.

Although net interest income increased over prior quarterly periods from increased average earning assets, net margin remains under significant pressure from falling loan yields. During the quarter ended June 30, 2013, loan yields declined .11% (to 4.61%) while the average deposit cost remained the same (at .58%) compared to the linked March 2013 quarter. Offsetting a portion of the loan yield decline was a lower cost of wholesale funding, which declined ..53% (to 2.46%) in the June 2013 quarter compared to March 2013, from reduced senior subordinated debt interest expense following the February 1, 2013 refinance to lower the interest rate.

In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during the upcoming quarter to decline as maturities and originations are repriced at rates lower than the current portfolio. The decline in loan yield may be greater than deposit costs can be reduced with deposit rates already near functional minimums. In addition, PSB expects investment securities yields to continue to decline during the September 2013 quarter as maturing funds are reinvested into significantly lower market yields. Net margin is expected to decline slightly during the remainder of 2013 and net interest income could decline from that seen during the June 2013 quarter if loan growth does not continue.

Noninterest and Fee Income

Total noninterest income for the quarter ended June 30, 2013 was $1,523,000, compared to $2,323,000 earned during the June 2012 quarter, a decrease of $800,000. However, the prior year quarter included a $851,000 nonrecurring gain on purchase of Marathon. Excluding the special gain, quarterly noninterest income would have been $1,523,000 and $1,472,000 in 2013 and 2012, respectively, an increase of $51,000 or 3.4%. Mortgage banking income increased $119,000 in June 2013 compared to June 2012, including a $189,000 increase related to lower valuation allowances on mortgage servicing rights as increased national mortgage rates increased the fair value of servicing rights. At June 30, 2013, remaining valuation allowances were $36,000 and further reductions are not expected to be a driver of future income increases as they were during the June 2013 quarter.

Year to date for the six months ended June 30, total noninterest income totaled $2,938,000 in 2013 compared to $3,565,000 ($2,714,000 before the gain on purchase of Marathon) in 2012. Prior to the Marathon gain, noninterest income increased $224,000, or 8.3%, primarily from a $203,000 increase in mortgage banking income.

Because national mortgage rates have recently increased, mortgage banking income in future quarters will be negatively impacted from significantly lower refinance activity as most qualifying borrowers have already completed a refinance at lower rate levels. Although new home purchase loan activity has increased, mortgage banking income could decline to between $250,000 and $300,000 per quarter, or 62% to 75% of the quarterly average income seen since January 1, 2010. Lower mortgage banking fees will have a negative impact on net income during the remainder of 2013.

Investment sales and management commissions from Peoples Wealth Management declined $34,000, or 14%, to $204,000 during the June 2013 quarter compared to $238,000 during June 2012. Investment commissions can be dependent on completed sales and such income can be volatile quarter to quarter. However, PSB expects commission income of approximately $200,000 per quarter during the remainder of 2013 compared to the $184,000 quarterly average seen during calendar 2012.

Operating Expenses

Noninterest expenses totaled $4,216,000 during the June 2013 quarter compared to $4,064,000 during the June 2012 quarter, up $152,000, or 3.7%. Excluding the loss on foreclosed assets for both periods and $75,000 of professional fees associated with the Marathon purchase, June 2013 quarterly expenses would have been $4,072,000, and June 2012 quarterly expenses would have been $3,985,000, an increase of $87,000, or 2.2%. Leading the increase was $63,000 in increased wages and benefits, up 2.8%, and increased data processing expenses of $49,000, up 11.4%. Data processing expenses increased primarily from the addition of Marathon customer accounts compared to the prior year. However, bank wide data processing costs are expected to stabilize and totaled $477,000 during both the June 2013 and March 2013 quarters. Quarterly noninterest expense from continuing operations before loss on foreclosed assets during the September 2013 quarter is expected to remain near the level seen during the March 2013 and June 2013 quarters.

Year to date for the six months ended June 30, total noninterest expense totaled $8,298,000 in 2013 compared to $8,183,000 in 2012. Excluding loss on foreclosed assets and the Marathon purchase professional fees, noninterest expense would have been $8,148,000 in 2013 and $7,754,000 in 2012, an increase of $394,000, or 5.1%. Leading the increase was higher wages and benefits, up $198,000, or 4.5%, and increased data processing costs, up 122,000, or 14.7%.

A lower effective income tax rate has contributed to increased net income during 2013 compared to 2012. The effective tax rate was 31.3% and 29.3% (30.9% before the March 2013 recognition of a Marathon amended tax return benefit) during the quarter and six months ended June 30, 2013, respectively. However, the effective tax rate was 35.5% and 34.8% during the quarter and six months ended June 30, 2012, respectively. The effective tax rate during 2013 was lower due to a higher portion of income represented by tax exempt assets such as municipal investment securities and bank owed life insurance. Likewise, 2012 included professional fee expense related to merger and acquisition activity that is not permitted as an ordinary tax deduction. Excluding the nondeductible professional fees, and after tax adjusting the municipal security and life insurance income, the effective tax rate would have been approximately 38.0% and 38.7% during the six months ended June 30, 2013 and 2012, respectively.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, changes in noninterest income and expenses, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)		Quarter ended – Unaudited
	June 30	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2013	2013	2012	2012	2012
Net income	$1,561	$1,609	$1,685	$1,226	$1,918
Basic earnings per share(3)	$0.95	$0.97	$1.01	$0.74	$1.15
Diluted earnings per share(3)	$0.95	$0.97	$1.01	$0.74	$1.15
Dividends declared per share(3)	$0.39	$—	$0.38	$—	$0.36
Net book value per share	$34.04	$33.71	$32.93	$32.34	$31.64
Semi-annual dividend payout ratio	20.32%	n/a	21.72%	n/a	19.44%
Average common shares outstanding	1,651,664	1,656,162	1,662,929	1,663,472	1,663,410

Balance sheet - average balances:

Loans receivable, net of allowances	$499,425	$485,495	$472,096	$460,697	$447,886
Total assets	$688,353	$689,687	$691,688	$698,103	$639,404
Deposits	$525,158	$541,672	$546,371	$550,564	$493,349
Stockholders’ equity	$57,223	$55,137	$54,661	$53,440	$52,835

Performance ratios:

Return on average assets(1)	0.91%	0.95%	0.97%	0.70%	1.21%
Return on average stockholders’ equity(1)	10.94%	11.83%	12.26%	9.13%	14.60%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.18%	7.82%	7.71%	7.44%	8.01%
Net loan charge-offs to average loans(1)	0.12%	0.26%	0.38%	0.19%	0.24%
Nonperforming loans to gross loans	1.89%	2.02%	2.20%	2.93%	2.95%
Allowance for loan losses to gross loans	1.49%	1.49%	1.53%	1.55%	1.61%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	17.75%	19.33%	20.54%	28.59%	29.38%
Net interest rate margin(1)(2)	3.41%	3.37%	3.38%	3.37%	3.42%
Net interest rate spread(1)(2)	3.24%	3.20%	3.19%	3.21%	3.20%
Service fee revenue as a percent of
average demand deposits(1)	2.02%	1.89%	1.94%	2.17%	2.41%
Noninterest income as a percent
of gross revenue	18.54%	17.60%	18.35%	17.24%	25.81%
Efficiency ratio(2)	59.52%	59.50%	61.31%	70.89%	54.85%
Noninterest expenses to average assets(1)	2.46%	2.40%	2.50%	2.77%	2.56%

Stock price information:

High	$31.00	$28.50	$28.75	$29.20	$26.67
Low	$27.76	$25.30	$25.50	$24.50	$21.81
Market value at quarter-end	$29.25	$28.00	$26.00	$28.75	$25.24

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data – unaudited)	2013	2012	2013	2012

Interest and dividend income:
Loans, including fees	$5,781	$5,785	$11,468	$11,626
Securities:
Taxable	516	575	1,057	1,147
Tax-exempt	377	299	750	562
Other interest and dividends	18	20	41	39

Total interest and dividend income	6,692	6,679	13,316	13,374

Interest expense:
Deposits	761	1,070	1,541	2,222
FHLB advances	324	353	654	705
Other borrowings	168	149	325	297
Senior subordinated notes	37	142	109	284
Junior subordinated debentures	85	85	169	170

Total interest expense	1,375	1,799	2,798	3,678

Net interest income	5,317	4,880	10,518	9,696
Provision for loan losses	352	165	675	325

Net interest income after provision for loan losses	4,965	4,715	9,843	9,371

Noninterest income:
Service fees	387	413	748	815
Mortgage banking	558	439	954	751
Investment and insurance sales commissions	204	238	491	376
Net gain on sale of securities	—	—	12	—
Increase in cash surrender value of life insurance	100	101	198	202
Gain on bargain purchase	—	851	—	851
Other noninterest income	274	281	535	570

Total noninterest income	1,523	2,323	2,938	3,565

Noninterest expense:
Salaries and employee benefits	2,280	2,217	4,578	4,380
Occupancy and facilities	419	396	916	802
Loss on foreclosed assets	144	4	150	237
Data processing and other office operations	477	428	954	832
Advertising and promotion	76	106	154	164
FDIC insurance premiums	110	105	211	212
Other noninterest expenses	710	808	1,335	1,556

Total noninterest expense	4,216	4,064	8,298	8,183

Income before provision for income taxes	2,272	2,974	4,483	4,753
Provision for income taxes	711	1,056	1,313	1,655

Net income	$1,561	$1,918	$3,170	$3,098
Basic earnings per share	$0.95	$1.15	$1.92	$1.86
Diluted earnings per share	$0.95	$1.15	$1.92	$1.86

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands – unaudited)	2013	2012	2013	2012

Net income	$1,561	$1,918	$3,170	$3,098

Other comprehensive income, net of tax:

Unrealized loss on securities available for sale	(389)	(76)	(515)	(74)

Reclassification adjustment for security gain included in net income	—	—	(7)	—

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(123)	(73)	(191)	(144)

Unrealized gain (loss) on interest rate swap	77	(103)	84	(113)

Reclassification adjustment of interest rate swap settlements included in earnings	29	26	56	51

Comprehensive income	$1,155	$1,692	$2,597	$2,818

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2013 unaudited, December 31, 2012 derived from audited financial statements
	June 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2013	2012
Assets

Cash and due from banks	$13,276	$20,332
Interest-bearing deposits and money market funds	1,618	1,431
Federal Funds sold	2,745	27,084

Cash and cash equivalents	17,639	48,847
Securities available for sale (at fair value)	60,833	75,387
Securities held to maturity (fair value of $73,296 and $72,364)	72,083	69,822
Bank certificates of deposit	2,729	4,465
Loans held for sale	132	884
Loans receivable, net of allowance for loan losses	505,843	477,991
Accrued interest receivable	2,117	2,157
Foreclosed assets	1,336	1,774
Premises and equipment, net	9,843	10,240
Mortgage servicing rights, net	1,604	1,233
Federal Home Loan Bank stock (at cost)	3,594	2,506
Cash surrender value of bank-owned life insurance	12,521	11,813
Other assets	3,693	4,847

TOTAL ASSETS	$693,967	$711,966

Liabilities

Non-interest-bearing deposits	$84,262	$89,819
Interest-bearing deposits	447,470	475,623

Total deposits	531,732	565,442

Federal Home Loan Bank advances	66,124	50,124
Other borrowings	21,584	20,728
Senior subordinated notes	4,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,573	6,493

Total liabilities	637,745	657,519

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 6,000,000 shares
Issued – 1,830,266 shares; Outstanding – 1,651,518 shares	1,830
Issued – 1,830,266 shares; Outstanding – 1,653,472 shares		1,830
Additional paid-in capital	6,894	7,020
Retained earnings	51,502	48,977
Accumulated other comprehensive income, net of tax	821	1,394
Treasury stock, at cost – 178,748 and 176,794 shares, respectively	(4,825)	(4,774)

Total stockholders’ equity	56,222	54,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$693,967	$711,966

PSB Holdings, Inc.

Average Balances ($000s) and Interest Rates

Quarter ended June 30,

	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$506,962	$5,830	4.61%	$455,734	$5,837	5.15%
Taxable securities	84,150	516	2.46%	93,727	575	2.47%
Tax-exempt securities(2)	53,291	571	4.30%	36,673	453	4.97%
FHLB stock	3,289	3	0.37%	2,819	3	0.43%
Other	6,943	15	0.87%	9,925	17	0.69%

Total(2)	654,635	6,935	4.25%	598,878	6,885	4.62%

Non-interest-earning assets:
Cash and due from banks	9,585			15,611
Premises and equipment, net	10,040			9,914
Cash surrender value insurance	12,056			11,545
Other assets	9,574			11,304
Allowance for loan losses	(7,537)			(7,848)

Total	$688,353			$639,404

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$171,306	$92	0.22%	$145,675	$203	0.56%
Money market deposits	114,855	95	0.33%	108,956	148	0.55%
Time deposits	162,317	574	1.42%	169,755	719	1.70%
FHLB borrowings	64,476	324	2.02%	50,674	353	2.80%
Other borrowings	23,769	168	2.83%	19,705	149	3.04%
Senior subordinated notes	4,000	37	3.71%	7,000	142	8.16%
Junior subordinated debentures	7,732	85	4.41%	7,732	85	4.42%

Total	548,455	1,375	1.01%	509,497	1,799	1.42%

Non-interest-bearing liabilities:
Demand deposits	76,680			68,963
Other liabilities	5,995			8,109
Stockholders’ equity	57,223			52,835

Total	$688,353			$639,404

Net interest income		$5,560			$5,086
Rate spread			3.24%			3.20%
Net yield on interest-earning assets			3.41%			3.42%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.

Average Balances ($000s) and Interest Rates

Six Months Ended June 30,

	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$500,008	$11,569	4.67%	$450,347	$11,722	5.23%
Taxable securities	87,713	1,057	2.43%	86,288	1,147	2.67%
Tax-exempt securities(2)	52,641	1,136	4.35%	33,556	852	5.11%
FHLB stock	2,984	4	0.27%	2,938	4	0.27%
Other	11,558	37	0.65%	13,684	35	0.51%

Total(2)	654,904	13,803	4.25%	586,813	13,760	4.72%

Non-interest-earning assets:
Cash and due from banks	9,758			12,013
Premises and equipment, net	10,123			9,917
Cash surrender value insurance	11,954			11,495
Other assets	9,700			11,372
Allowance for loan losses	(7,509)			(7,951)

Total	$688,930			$623,659

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$176,508	$206	0.24%	$140,699	$425	0.61%
Money market deposits	118,302	199	0.34%	108,052	321	0.60%
Time deposits	161,234	1,136	1.42%	165,966	1,476	1.79%
FHLB borrowings	58,610	654	2.25%	50,970	705	2.78%
Other borrowings	22,299	325	2.94%	19,388	297	3.08%
Senior subordinated notes	5,000	109	4.40%	7,000	284	8.16%
Junior subordinated debentures	7,732	169	4.41%	7,732	170	4.42%

Total	549,685	2,798	1.03%	499,807	3,678	1.48%

Non-interest-bearing liabilities:
Demand deposits	77,051			64,489
Other liabilities	5,850			7,415
Stockholders’ equity	56,344			51,948

Total	$688,930			$623,659

Net interest income		$11,005			$10,082
Rate spread			3.22%			3.24%
Net yield on interest-earning assets			3.39%			3.46%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

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